EXHIBIT 10.7

                      TERMINATION AND CONSULTING AGREEMENT

      Termination and Consulting Agreement dated as of January 10, 1996 ("Termination and Consulting Agreement") between John H. Klein (the "Executive") and Zenith Laboratories, Inc., a Florida corporation ("Zenith").

                                    RECITALS

      A. Zenith and the Executive are parties to an Employment Agreement, dated November 24, 1993 (the "Employment Agreement") pursuant to which Executive has been employed by Zenith as President and Chief Executive Officer since November 24, 1993 to the date hereof, which Agreement terminates by its terms on December 31, 1998.

      B. Zenith was acquired by IVAX Corporation ("IVAX"), a Florida corporation, on December 30, 1994.

      C. The Executive and Zenith have agreed that the Executive shall terminate the Employment Agreement as of the date hereof and his employment as President and Chief Executive Officer of Zenith effective no later than March 31, 1996.

      D. The Executive and Zenith have agreed that the Executive shall continue as an untitled employee of Zenith from the date his position as President and Chief Executive Officer of Zenith terminates through December 31, 1996.

      E. The Executive and Zenith have agreed that the Executive shall serve as a consultant to Zenith and its affiliates from January 1, 1997 through December 31, 1998.

      F. Zenith and the Executive desire to set forth the precise terms relating to such termination of the Employment Agreement and the terms and conditions relating to the Executive serving as an employee of, and consultant to, Zenith and its affiliates thereafter.

                                    AGREEMENT

      In consideration of the Recitals and the mutual promises contained in this Termination and Consulting Agreement, the parties agree as set forth below.

      1. Zenith and the Executive agree that Executive's employment as President and Chief Executive Officer of Zenith and the North American Multi-Source Pharmaceutical Group of IVAX ("NAMPG") shall terminate on March 31, 1996 or such earlier date that Zenith shall appoint a successor President of Zenith. Until such date, Executive shall have the power, authority and responsibility and obligations set forth in Section 2 of the Employment Agreement as if such terms were fully set forth herein. Additionally, from the date hereof until March 31, 1996, or the earlier date on which

Zenith shall appoint a successor President, Executive agrees to actively assist Zenith in its efforts to employ a successor President and a successor President of NAMPG, including without limitation, identifying appropriate candidates, interviewing and evaluating interested candidates, and recruiting interested candidates who are acceptable to Zenith and IVAX. Additionally, the Executive shall assist Zenith and IVAX in the transition of the management of Zenith for a period of one month after Zenith and NAMPG shall employ a successor President but in no event shall such obligation exist after March 31, 1996. From April 1, 1996, or the earlier date on which Zenith shall appoint a successor President, through December 31, 1996, Executive shall serve as an untitled employee of Zenith with such duties as may be agreed upon by Executive and Zenith, and which are to be performed in Northvale, New Jersey, relating to assisting Zenith and its affiliates in preserving customer relationships (which may require travel) and the formation of business plans for the prospective operations of Zenith and its affiliates; provided, however, that such duties shall not require Executive to work for Zenith more than three business days in any monthly period (which three business day period shall include any travel time involved in performing such duties). Until 30 days after Zenith shall appoint a successor President, Zenith shall maintain an office for the Executive at the current offices of Zenith in Northvale, New Jersey and shall provide him with his current level of secretarial assistance.

      2. Zenith agrees to retain the Executive as a consultant to Zenith for the period commencing January 1, 1997 and expiring on December 31, 1998. The Executive shall perform such consulting services as Zenith may request in connection with assisting Zenith and its affiliates in preserving customer relationships, reviewing and evaluating current business and long-term business prospects and in assessing the potential advantages of adopting proposed modifications to business plans; provided, however, that such duties shall not require Executive to work for Zenith for more than three business days in any monthly period (which three business day period shall include any travel time involved in performing such duties).

      3. The Executive shall receive a salary at an annual rate of $400,000 payable in bi-weekly installments through December 31, 1996, and a consulting fee at an annual rate of $400,000 payable in bi-weekly installments through December 31, 1998.

      4. All options granted pursuant to the terms of the Zenith 1992 Employee Stock Option Plan, as amended (the "Plan") currently held by the Executive as set forth on Schedule 1 hereto which are not previously vested or presently exercisable shall become fully vested and exercisable on the dates and at the option prices set forth on Schedule 1 and shall continue to be exercisable until March 31, 1997.

      5. The Executive shall not be entitled to Incentive Award payments or Supplemental Incentive Award payments pursuant to Sections 3.2 and 3.3 of the Employment Agreement for the fiscal year ended December 31, 1995 or for any subsequent fiscal year. However, in the event that IVAX shall pay a special bonus to either or each of Phillip Frost or Richard Pfenniger with respect to the fiscal year 1995,

Executive shall receive a bonus equal to the greater thereof payable on date such bonus is payable to such other employee.

      6. Zenith shall maintain in full force and effect for the continued benefit of the Executive, until January 1, 1997 all employee benefit programs and benefits in which the Executive was entitled to participate in as of the date hereof at the levels currently in effect, including life insurance and liability insurance as described in Sections 4.3 and 4.4 of the Employment Agreement and a $900 per month car allowance. Zenith shall reimburse all business expenses (including expenses related to participation in the Generic Pharmaceutical Industry Association) incurred prior to March 31, 1996 on the same terms as set forth in Section 4.1 of the Employment Agreement. Executive shall be entitled to accrued but not taken vacation pay through March 31, 1996, (or such earlier date as a successor President is appointed), computed in the same fashion as provided in Section 4.5 of the Employment Agreement.

      7. The Executive's employment and consulting arrangement under this Agreement may be terminated by the or the Executive without any breach of this Agreement only under the following circumstances:

             The Executive's employment and consulting arrangement hereunder shall terminate upon his death.

             Zenith may terminate the Executive's employment and consulting arrangement if the Executive is unable to perform his services by reason of the Executive's "Disability". "Disability" shall mean the Executive's inability to engage in his employment and consulting arrangement hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for one hundred twenty (120) out of one hundred eighty (180) days.

             Except as set forth in the two preceding paragraphs, Zenith only may terminate the Executive's employment or consulting arrangement under this Agreement "For Cause". "For Cause" shall be defined as: (a) action by the Executive involving willful misconduct, dishonesty or gross neglect which has a materially adverse effect on the business or reputation of Zenith; or (b) the willful and repeated refusal or failure of the Executive to discharge his duties under this Agreement, and such alleged action or refusal or failure set forth in this clause (b) shall not be remedied within forty-five (45) days from the date of Executive's being given a written demand from Zenith that he remedy such alleged breach, which demand shall specify the circumstances being relied upon for termination. The Executive's employment or consulting arrangement hereunder shall be deemed terminated as of the date of the demand for termination under clauses (a) and (b) above, unless, in the case of termination under clause (b) above, such alleged breach is timely remedied within such forty-five (45) days.

             Zenith also may terminate the Executive's employment For Cause if
(i) a governmental agency requires Zenith to change or terminate the Executive's responsibilities with respect to Zenith or change its management personnel, including the Executive, and (ii) Zenith reasonably determines that such governmental agency action is justifiable. The Executive's employment hereunder shall be deemed terminated as of the date of such action.

             During any period that the Executive is unable to perform his duties by reason of the Executive's Disability, the Executive shall continue to receive the compensation specified in Section 3 hereof, if any (payable by Zenith or Zenith's insurance carrier, but not both), until the Executive's employment is terminated as provided above.

             If the Executive's employment or consulting arrangement shall be terminated because of the Executive's death, the Executive's estate shall receive the compensation specified in Section 3 hereof through the date of termination. In the event of such a termination, all stock options on Schedule 1 hereto not previously vested and exercisable and which have not otherwise expired shall become fully vested and exercisable (at the option exercise price on such Schedule) immediately upon such termination and shall continue to be exercisable for twelve (12) months after the date of termination.

             If the Executive's employment or consulting arrangement shall be terminated because of the Executive's Disability, the Executive shall continue to receive the compensation specified in Section 3 hereof, provided that Zenith's obligation to make such payments shall be offset as of the date the Executive begins receiving benefits under Zenith's employee benefit plan or program providing disability benefits or compensation services provided to others by the amount of such benefits or compensation, if any. In the event of such a termination, all stock options listed on Schedule 1 hereto not previously vested and exercisable and which have not otherwise expired shall become fully vested and exercisable (at the option exercise price set forth on such Schedule) immediately upon such termination and shall continue to be exercisable for twelve (12) months after the date of termination.

             If the Executive's employment shall be terminated For Cause, the Executive shall receive the compensation specified in Section 3 hereof through the date of termination in accordance with the terms hereof. In the event of such a termination, all stock options listed on Schedule 1 hereto, to the extent vested and exercisable on the date of termination, shall continue to be exercisable for three (3) months after such date.

      8. The provisions of Section 8.1 and Section 8.2 of the Employment Agreement are incorporated herein as if the terms thereof were fully set forth herein, and the word "Term" as used in those sections shall refer to the employment period described in Section 1 hereof and the consulting period described in Section 2 hereof except that the provisions of Section 8.2 of the Employment Agreement relating to ownership of intellectual property shall terminate on the date of termination of the Executive's employment as provided in Section 1 hereof. In consideration of the benefits received by the Executive under Sections 3, 4, 5 and 6 hereof, neither the Executive nor any partnership, corporation or other entity in which he has a direct or indirect interest shall, prior to January 1, 1999 (a) own, manage, operate, control, be employed or engaged by, or participate or engage in the ownership, management, provision of consulting services for or operation or control of, any business enterprise that is substantially competitive with any material portion of the business conducted by Zenith or any of its subsidiaries as of the date hereof in any geographic area or territory where any material portion of the business or operation of Zenith or any of its subsidiaries is conducted as of such date, provided that the foregoing shall not be construed to prohibit the Executive from owning, in the aggregate, less than 5% of any class of securities listed on a national securities exchange or traded publicly on the over-the-counter market; (b) employ, solicit for employment or advise or recommend to any other person that such person employ or solicit for employment any employee of Zenith or any of its affiliates other than Lenora Gavalas and Richard Freidman or (c) compete for or solicit any of Zenith's or any of its subsidiaries' customers, who were customers of Zenith at any time during the one year immediately prior to the date hereof. The term "customer" shall mean only the specific division or facility of a multiple division or facility to which Zenith or any of its subsidiaries sold products. The parties hereto agree that, for purposes of this Section 8, the business conducted by Zenith or its subsidiaries shall be limited to the business of manufacturing prescription generic drugs and distributing prescription generic drugs, in each case as conducted on the date hereof and shall not include any businesses of IVAX and its affiliates other than Zenith. If there is a material breach of the provisions of Sections 8 hereof, Zenith shall be entitled to a temporary restraining order and a preliminary and permanent injunction restraining the Executive from such breach.

      9. The Employment Agreement is hereby terminated as of the date hereof and the provisions thereof shall have no further force and effect, and the rights and obligations of Zenith and the Executive with respect to services, compensation therefor, reimbursement of expenses, benefits, termination, confidentiality, intellectual property and non-competition shall after the date hereof be solely as provided herein.

      10. Zenith and IVAX represent and warrant that (i) this Agreement, upon effectiveness, will have been duly presented to, considered and approved by the duly constituted Compensation and Stock Option Committee of the Board of Directors of IVAX which is constituted of Disinterested Persons, as such term is defined in the Plan, (ii) such Committee has specifically approved the vesting dates of the stock options as set forth in Schedule 1 attached hereto, and (iii) the acceleration of the vesting of the stock options as set forth in Schedule 1 attached hereto will not constitute the grant of a derivative security for purposes of Section 16 under the Securities Exchange Act of 1934, as amended. Zenith and IVAX convenant that neither Zenith nor IVAX shall assert, participate or cooperate in the assertion of any claim which is inconsistent with the foregoing representations.

      11. This Agreement is intended to and does constitute the entire agreement between the parties and supersedes all prior oral or written agreements or understandings of the parties with regard to the subject matter hereof.

          No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement.

          No interpretation, change, termination or waiver of any provision hereof shall be binding upon a party unless in writing and executed by the party or parties to be bound thereby.

          No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party to enforce any other claim or right hereunder.

          Neither this Agreement nor any rights hereunder may be assigned by the parties hereto.

          This Agreement shall be binding upon the parties and their respective successors and shall inure to the benefit of the parties and their respective successors.

          The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without giving effect to any conflict of law provision which would result in the application of the laws of any jurisdiction other than the State of New Jersey.

          In the event of a dispute regarding any of the terms of this Agreement, the party prevailing in such dispute shall be paid its legal costs, including attorneys fees incurred in connection with the enforcement or interpretation of this Agreement, in litigation and in preparation for litigation, and at trial and in connection with any appellate action.

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, will constitute one and the same agreement.

          The effectiveness of this Agreement is subject to the approval of IVAX's Compensation and Stock Option Committee on or prior to January 22, 1996.

      IN WITNESS WHEREOF, the undersigned have entered into this Agreement on the date set forth above.

                                          ZENITH LABORATORIES, INC.

                                          By: /s/ RICHARD C. PFENNIGER, JR.
                                             -----------------------------------
                                          Its: VICE PRESIDENT

                                          EXECUTIVE:

                                          /s/ JOHN H. KLEIN
                                          --------------------------------------
                                          John H. Klein

IVAX CORPORATION
   for purposes of Section 10 only

By: /s/ ARMANDO A. TABERNILLA
   ------------------------------------
    Title:  Vice President - Legal
            Affairs and General
            Counsel

                                   SCHEDULE 1

DATE EXERCISABLE                   EXERCISE PRICE                # OF SHARES
- ----------------                   --------------                -----------
January * , 1996                      18.5922                      196,050

January * , 1996                      20.4514                      103,950

December 31, 1996                     20.4514                       92,100

December 31, 1996                     22.4968                      196,050
- --------
* Date Termination and Consulting Agreement is approved by IVAX Compensation and Stock Option Committee.